Exhibit 99.2

NEWS RELEASE

Crestwood Announces Changes to the Board of Directors

2/1/2022

HOUSTON-(BUSINESS WIRE)– Crestwood Equity Partners LP (NYSE: CEQP) (“Crestwood”) announced today, following the completion of its acquisition of Oasis Midstream Partners LP (“Oasis Midstream”), changes to the Board of Directors of its general partner.

In connection with the recently closed merger with Oasis Midstream, Oasis Petroleum Inc. (Nasdaq: OAS) (“Oasis Petroleum”) received the contractual right to appoint two members to the Crestwood Board of Directors, subject to ongoing ownership thresholds. As a result, Crestwood is pleased to welcome Mr. John Jacobi and Mr. John Lancaster, Jr. to the Crestwood board, effective February 1, 2022.

Mr. Jacobi will serve on the Sustainability Committee of the Crestwood board. He currently serves on the board of Oasis Petroleum, where he is the Chair of Compensation Committee and a member of the Audit & Reserves Committee. Mr. Jacobi brings significant experience in the energy industry, particularly through his knowledge and expertise in exploration and production sector, and currently serves as the President and CEO of Javelin Energy Partners, a subsidiary of Crescent Energy. In 2013, Mr. Jacobi co-founded Covey Park Energy, Inc. and served as its co-CEO and board member until the company was sold to Comstock Resources in 2019. Mr. Jacobi started his career with Woolf & McGee Inc. and later founded Jacobi-Johnson Energy, Inc. which was then sold to EXCO Resources. Mr. Jacobi has previously served on the board of directors of Comstock Resources and Pioneer Energy Services Corp, and he holds a Bachelor of Science in Biology from West Texas A&M University.

Mr. Lancaster will serve on the Compensation and Finance Committees of the Crestwood board. He currently serves on the board of Oasis Petroleum as a member of the Compensation Committee and the Nominating, Environmental, Social & Governance Committee. Mr. Lancaster contributes significant financial knowledge and investment experience to the Crestwood board. He is currently a Managing Partner of Oyster Creek, LLC, an investment and advisory from established in 2020, and serves on the Board of Directors for Aquadrill LLC, a provider of deepwater oshore drilling services globally. Mr. Lancaster was previously with Riverstone Holdings, LLC, where he spent 20 years investing in and developing companies across the energy industry, including the midstream sector in North America and Europe. He has previously served as a director of Magellan Midstream Partners, L.P., Cobalt International Energy, Inc., Liberty Oileld Services, Petroplus Holdings AG, as well as numerous private companies. Mr. Lancaster holds a Bachelor of Business Administration from the University of Texas and a Master of Business Administration from Harvard Business School.

“As we close the Oasis Midstream merger, I am pleased to welcome John Jacobi and John Lancaster to the Crestwood board. They are veterans of the energy industry and we will benet from their extensive experience in the upstream and financial sectors. The addition of these independent directors will further strengthen Crestwood’s leading MLP corporate governance model and our important working relationship with Oasis Petroleum. The new Crestwood board, comprised of a combination of legacy Crestwood directors, recently recruited independent directors and Oasis Petroleum appointees will be well suited to drive Crestwood’s long-term strategy through a disciplined, returns focused business model of generating positive free cashflow while maintaining financial strength and exibility, as we focus on building unitholder value,” stated Robert G. Phillips, Chairman, Founder and Chief Executive Ocer of Crestwood’s general partner.

Additionally, effective January 31, 2022, Mr. Alvin Bledsoe has resigned from the Board of Directors and as Chair of the Audit Committee. Mr. Bledsoe’s resignation was as result of a post-merger potential independence issue related to Oasis Petroleum’s current audit from and was not due to any disagreement or concern regarding Crestwood, its auditors, or its management team. Ms. Angela Minas, currently a member of the Audit Committee, will take over the role of Chair.

Mr. Phillips added, “On behalf of the Crestwood organization, I want to thank Al Bledsoe for his many years of dedicated service to the Crestwood board. As an original director of Quicksilver Gas Services, a Crestwood predecessor company acquired in 2010, Al has provided wise counsel and seasoned perspective to our management team as we shaped the partnership over the last decade through multiple acquisitions and divestitures. With his help, our board has provided solid strategic guidance to position the company where it is today as a midstream leader in sustainability, transparency and operational excellence.”

Following these changes, the Crestwood Board of Directors will consist of ten members of which 90% are independent, 30% are female representatives, and 50% have three or less years of tenure. In 2021, Crestwood transitioned to a publicly elected board and will hold its rst board elections and annual unitholders meeting in May 2022.

About Crestwood Equity Partners LP

Houston, Texas, based Crestwood Equity Partners LP (NYSE: CEQP) is a master limited partnership that owns and operates midstream businesses in multiple shale resource plays across the United States. Crestwood is engaged in the gathering, processing, treating, compression, storage and transportation of natural gas; storage, transportation, terminalling and marketing of NGLs; gathering, storage, terminalling and marketing of crude oil; and gathering and disposal of produced water. Visit Crestwood Equity Partners LP at www.crestwoodlp.com; and to learn more about Crestwood’s sustainability eorts, please visit https://esg.crestwoodlp.com.

Forward Looking Statements

This press release may include certain statements concerning expectations for the future that are forward-looking statements as dened by federal securities law. Such forward-looking statements include, among others, statements regarding the expected benets of the transaction with Oasis Midstream and the timing thereof, and are subject to a variety of known and unknown risks, uncertainties, and other factors that are dificult to predict and many of which are beyond management’s control. These risks and assumptions are described in Crestwood’s annual reports on Form 10-K and other reports that are available from the United States Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reect management’s view only as of the date made. We undertake no obligation to update any forward-looking statement, except as otherwise required by law.

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Crestwood Equity Partners LP

Investor Contact

Rhianna Disch, 713-380-3006

rhianna.disch@crestwoodlp.com

Director, Investor Relations

Sustainability and Media Contact

Joanne Howard, 832-519-2211

joanne.howard@crestwoodlp.com

Senior Vice President, Sustainability and Corporate Communications

Source: Crestwood Equity Partners LP